Exhibit 99.1
FOR IMMEDIATE RELEASE JULY 11, 2005	CONTACT: MICHAEL J. KOSS (414) 964-5000

Koss Posts Record 4th Quarter Sales as Shipments to Europe Jump 121%
Net Income Slips on Increases in Freight Costs and Diminished Royalty Income for the Period
Company Inks New License Amendment for Electronics in Canada

     Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high fidelity stereophone company, has announced quarterly earnings for the period ending June 30, 2005. The Company has also announced an extension of its licensing agreement for electronics products in Canada.

     For the fourth quarter ending June 30, 2005, the Company recorded an increase in sales posting $11,316,346 compared with $10,941,768 for the same quarter in 2004. Net income for the same period slipped to $1,498,498 compared with $1,974,351 for the fourth quarter ending June 30, 2004. Diluted earnings per share for the fourth quarter were $0.39 compared with $0.50 for the same quarter one year ago.

     “We are very pleased with the sales performance of the fourth quarter,” Michael J. Koss, President and CEO, told employees here today. “We have continued to experience some irregularity in domestic retail orders during the quarter, however, the positive growth in our export shipments set new records, most notably in Europe where shipments rose by 121% in the fourth quarter and 82% for the fiscal year.”

     Koss elaborated that the increases in export sales outside of North America had now been sustained for three consecutive fiscal years at 15% in 2003, 72% in 2004, and 82% for 2005. Michael Koss then explained that the Company’s net income during the fourth quarter had declined compared to the same period for the prior year for three specific reasons.

     “The Company has experienced increases in premium freight expenses relating to changes in models and packaging during the year and most notably in the fourth quarter,” Koss continued. “The Company also experienced a decline in royalty income of $162,702 during the fourth quarter relating to the termination of its Hong Kong Licensee of electronics. Finally, last year our fourth quarter results included a positive $245,000 pre tax adjustment as a partial settlement for the Kmart bankruptcy resolution. This event was not repeated in the same quarter during 2005.”

     Year to date sales for the Company for the fiscal year ending June 30, 2005 were $40,286,691 compared with $40,493,211 reflecting a decrease in net sales for the Company’s Bi-Audio division. Net income for the twelve months ending June 30, 2005 slid to $4,493,827 compared with $5,372,272 for the twelve months ending in 2004. Diluted earnings per share for the twelve months ending June 30, 2005 were $1.14 compared with $1.37 for the same period one year ago.

     “We have taken steps at year end to restructure our newly acquired Bi-Audio division,” Koss said. “The sales revenue in this division dropped significantly in 2005 and the expenses relating to the operation of the division were no longer deemed to be acceptable. We have folded the Bi-Audio communications product line into the Koss line up and expect a reduction in direct expenses and other improvements as efficiencies are further realized.”

Koss also took the opportunity to comment on the extension of its licensing agreement in North America, to Sonigem of Canada. The agreement, which is effective August 1, 2005, extends the right to use the Koss brand name on certain audio/video product offerings for the Canadian market.

“The Company has experienced a decline of $162,702 in royalty income for the quarter and $266,153 for the year relating to the termination of its license agreement with Jiangsu Electronics Limited of Hong Kong,” Koss said. “We are optimistic that the new agreement with Sonigem in Canada will help stabilize our royalty income stream in the future.”

Koss will pay a dividend of $0.13 cents per share on July 15, 2005, to shareholders of record June 30, 2005.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Audited)

	Three Months		Twelve Months
Period Ended June 30	2005	2004	2005	2004
Net sales	$11,316,346	$10,941,768	$40,286,691	$40,493,211
Cost of goods sold	7,241,487	6,466,971	25,216,760	24,531,258

Gross profit	4,074,859	4,474,797	15,069,931	15,961,953
Selling, general and administrative expense	1,767,491	1,554,735	8,544,383	8,089,765

Income from operations	2,307,368	2,920,062	6,525,548	7,872,188
Other income (expense) Royalty income	147,494	310,196	805,485	1,071,638
Interest income	30,356	15,479	64,795	22,311
Interest expense	0	0	0	(960)

Income before income tax provision and cumulative effect of change in accounting principles	2,485,218	3,245,737	7,395,828	8,965,177
Provision for income taxes	986,720	1,271,386	2,902,001	3,517,030

Income before cumulative effect of change in accounting principles	1,498,498	1,974,351	4,493,827	5,448,147
Cumulative effect of change in accounting principles (net of tax of $49,125)	0	0	0	(75,875)

Net income	$1,498,498	$1,974,351	$4,493,827	$5,372,272

Earnings per common share: Basic earnings per common share: Before cumulative effect of accounting change	$0.40	$0.52	$1.21	$1.45
Accounting change	0	0	0	(.02)

Basic earnings per common share:	$0.40	$0.52	$1.21	$1.43
Diluted earnings per common share: Before cumulative effect of accounting change	$0.39	$0.50	$1.14	$1.39
Accounting change	0	0	0	(.02)

Diluted earnings per common share	$0.39	$0.50	$1.14	$1.37

Dividends per common share	$0.13	$0.13	$0.52	$0.52

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